Exhibit 99
Digi International Reports 25.3% Increase in Revenue
for First Fiscal Quarter 2007 Over First Fiscal Quarter 2006
(Minneapolis, MN, January 18, 2007) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $41.8 million for the first fiscal quarter of 2007 compared with $33.4 million for the first fiscal quarter of 2006, an increase of $8.4 million, or 25.3%. Other financial highlights for the quarter include:
•	Revenue increased sequentially from the fourth quarter of fiscal 2006 by 1.9%, despite a traditionally weaker first fiscal quarter.

•	Operating income increased by 50% over the first fiscal quarter of 2006.

•	Digi met its quarterly revenue and earnings per share guidance.
MaxStream, which Digi acquired in July 2006, contributed $4.6 million in revenue for the quarter. Revenue from embedded products in the first quarter of fiscal 2007 was $16.6 million, an increase of $2.6 million, or 18.5% compared to the first quarter of 2006. Revenue from non-embedded products was $25.2 million in the first quarter of 2007, an increase of $5.8 million, or 30.2% compared to the first quarter of 2006.
Gross profit margin in the first quarter of 2007 was 52.6% compared with 54.5% during the same quarter of fiscal 2006. The decrease in gross profit margin in the first quarter of 2007 compared to the first quarter of 2006 was due to lower sales of mature products with higher gross profit margins, as well as higher manufacturing expenses. Gross profit margin includes the amortization of identifiable intangibles for purchased and core technology, which impacted gross profit margin in the first quarter of 2007 and 2006 by 2.8% and 3.5% respectively.
Total operating expenses in the first quarter of 2007 were $17.7 million, or 42.3% of revenues, compared with $15.3 million, or 45.9% of revenue, in the first quarter of 2006. The increase in operating expenses is attributable to the inclusion of operating expenses pertaining to MaxStream and variable compensation expenses related to the increase in revenue. Operating expenses as a percent of net sales decreased by 3.6 percentage points in the first quarter of 2007 compared to the first quarter of 2006 as Digi continues to focus on controlling expenses while increasing revenue.
Operating income improved to $4.3 million, or 10.3% of net sales, in the first quarter of 2007, compared with $2.9 million, or 8.6% of net sales, in the first quarter of 2006.
Net income was $3.8 million in the first quarter of 2007, or $0.15 per diluted share, compared with $2.2 million in the first quarter of 2006, or $0.09 per diluted share, or an increase of 74.2%. As a result of the extension of the research and development credit for two additional years beyond calendar 2005, a benefit for research and development credits earned during the last three quarters of fiscal 2006 was recorded in the first quarter of 2007, resulting in an additional tax benefit of $0.5 million, or $0.02 per diluted share.
Digi’s cash and cash equivalents and marketable securities balance at the end of the first quarter of 2007 was $61.5 million, an increase of $2.6 million over the cash and cash equivalents and marketable securities balance at the end of fiscal 2006. Digi’s current ratio is 5.2 to 1, and the Company has no debt other than insignificant amounts of capital lease obligations.
“We started off fiscal 2007 with a good quarter,” said Joe Dunsmore, Digi’s Chief Executive Officer. “We are pleased with our financial results, particularly our continued strong profitability.”
First Fiscal Quarter 2007 Business Highlights:
•	Digi’s MaxStream branded XBee™ product family has been ZigBee Certified by the ZigBee Alliance, an association of companies working together to enable reliable, cost-effective, low-power, wirelessly networked, monitoring and control products based on an open global standard. The XBee and XBee-PRO OEM RF modules passed rigorous independent testing to become one of only four products to receive ZigBee certification.

•	Digi launched a Rev A version of its ConnectPort WAN VPN, the industry’s first commercial-grade EVDO Rev A Wireless WAN (WWAN) router. With broadband download and upload speeds, it is the first commercial-grade solution to take advantage of enhanced Rev A EVDO wireless networks to enable wireless connections to remote sites and devices at DSL speeds.

•	Digi’s MaxStream® announced the availability of the XBee XTender™ wireless bridge that extends the range of ZigBee™ and 802.15.4 networks up to 40 miles.

•	The Company strengthened its Board of Directors with the election of Ahmed Nawaz. Mr. Nawaz brings to Digi’s Board extensive general management experience, as well as global sales and marketing experience in the communications technology arena.
Second Fiscal Quarter 2007 Guidance
For the second quarter of fiscal 2007, Digi expects revenue to be in the range of $39 million to $44 million. Digi expects second fiscal quarter 2007 earnings per diluted share to be in a range of $0.11 to $0.17.
First Quarter 2007 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, January 18 at 4:00 p.m. CST, to join the call by dialing (888) 328-2938.

International participants may access the call by dialing (415) 537-1811. A replay will be available beginning on January 18, 2007 at 7:00 pm CST and continuing for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21321536 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2006 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Tom Caden / Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY 212-825-3210

Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31, 2006	December 31, 2005
Net sales	$41,811	$33,376
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	18,650	14,010
Amortization of purchased and core technology	1,148	1,168

Gross profit	22,013	18,198

Operating expenses:
Sales and marketing	8,158	6,752
Research and development	5,972	4,815
General and administrative	2,911	3,242
Intangibles amortization	667	511

Total operating expenses	17,708	15,320

Operating income	4,305	2,878

Other income (expense):
Interest income	796	417
Interest expense	(25)	(41)
Other expense	—	(43)

Total other income, net	771	333

Income before income taxes	5,076	3,211
Income tax provision	1,274	1,028

Net income	$3,802	$2,183

Net income per common share, basic	$0.15	$0.10

Net income per common share, diluted	$0.15	$0.09

Weighted average common shares, basic	25,078	22,781

Weighted average common shares, diluted	25,983	23,486

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2006	September 30, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$21,468	$15,674
Marketable securities	40,005	43,207
Accounts receivable, net	19,773	20,305
Inventories, net	24,636	21,911
Other	6,320	5,528

Total current assets	112,202	106,625

Property, equipment and improvements, net	19,621	19,488
Identifiable intangible assets, net	29,553	31,341
Goodwill	65,941	65,841
Other	2,050	2,026

Total assets	$229,367	$225,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$378	$381
Accounts payable	7,557	6,748
Accrued expenses	7,797	11,443
Income taxes payable	5,933	4,712

Total current liabilities	21,665	23,284

Capital lease obligations, net of current portion	625	725
Net deferred tax liabilities	7,559	7,482

Total liabilities	29,849	31,491

Total stockholders’ equity	199,518	193,830

Total liabilities and stockholders’ equity	$229,367	$225,321

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2006	2005
Operating activities:
Net income	$3,802	$2,183
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	645	613
Amortization of identifiable intangible assets and other assets	1,947	1,907
Excess tax benefits from stock-based compensation	(60)	(187)
Stock-based compensation	765	531
Deferred income taxes	78	(708)
Other	289	(143)
Changes in operating assets and liabilities:
Accounts receivable	657	543
Inventories	(2,930)	(556)
Other assets	(776)	(365)
Accounts payable and accrued expenses	(2,444)	(2,800)
Income taxes payable	1,179	1,252

Net cash provided by operating activities	3,152	2,270

Investing activities:
Purchase of held-to-maturity marketable securities	(16,941)	(15,720)
Proceeds from maturities of held-to-maturity marketable securities	20,143	11,111
Contingent purchase price payments related to business acquisitions	(781)	—
Purchase of property, equipment, improvements and certain other intangible assets	(688)	(259)

Net cash provided by (used in) investing activities	1,733	(4,868)

Financing activities:
Payments on capital lease obligations and long-term debt	(103)	(143)
Excess tax benefits from stock-based compensation	60	187
Proceeds from stock option plan transactions	515	1,684
Proceeds from employee stock purchase plan transactions	191	114

Net cash provided by financing activities	663	1,842

Effect of exchange rate changes on cash and cash equivalents	246	(276)

Net increase (decrease) in cash and cash equivalents	5,794	(1,032)
Cash and cash equivalents, beginning of period	15,674	12,990

Cash and cash equivalents, end of period	$21,468	$11,958